Exhibit 10.23

Virtu Financial Operating LLC
645 Madison Avenue, 16th Fl.
New York, New York 10022
Telephone:  212.418.0100
Facsimile:  212.418.0123

August 7, 2013

Mr. Joseph Molluso

joseph.molluso@gmail.com

Dear Joe:

Virtu Financial Operating LLC, a Delaware limited liability company (the “Company”), is pleased to offer you the position of Executive Vice President and Chief Financial Officer, with a start date of November 4, 2013.  This letter is intended to describe the terms and conditions of our employment agreement, effective your start date, and to welcome you to the Company.

You will report to Vincent Viola, Founder, Chairman and Chief Executive Officer of Virtu Financial LLC, and the undersigned, Douglas A. Cifu, President and Chief Operating Officer of Virtu Financial LLC.  This is a full-time regular position, and you agree to devote all of your business time and attention to the business of the Company during the term of your employment, subject to standard exceptions for vacation, illness and other personal activities.  Your starting salary will be Five Hundred Thousand Dollars ($500,000) per year, payable in accordance with our normal payroll procedures.  You will receive a starting bonus (the “Starting Bonus”) of Six Hundred Thousand Dollars ($600,000) payable on your start date in recognition of the unvested stock you own at your current employer that is being forfeited.  In the event that you (i) terminate your employment with the Company on or prior to September 9, 2014 without the occurrence of a Viola and Cifu Exit (as defined below), (ii) are terminated for Cause or (iii) at anytime violate the terms of Section 2 of the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement dated as of the date hereof between the Company and you, you agree that in addition to any other rights and remedies the Company may have to enforce such agreements, that you shall immediately reimburse the Company for the full amount of the Starting Bonus. “Cause” shall mean (A) gross negligence or willful misconduct in the performance of your duties under this employment agreement (other than due to physical or mental illness or incapacity), (B) conviction of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States), (C) willful material breach of a material provision of this employment letter or (D) fraud or misappropriation, embezzlement of funds or property belonging to the Company, provided in each case that, to the extent the applicable action is susceptible to cure, the action is not cured within fifteen (15) days after delivery of written notice to you from the Company.  For the avoidance of doubt, the position is exempt from any and all overtime laws.

You will also be eligible for discretionary bonuses, in the sole and absolute discretion of the Company, and you understand that all discretionary bonuses are not considered earned until final approval by the Company and that you are only eligible for such a bonus if you are an employee in good standing with the Company or any of its Affiliates on the date that bonuses are paid.  Notwithstanding the foregoing, for the years of your employment ending December 31, 2013 and December 31, 2014, you will receive guaranteed minimum bonuses of Seven Hundred and Fifty Thousand Dollars ($750,000) and One Million Dollars ($1,000,000), respectively, each of which may be paid in cash within 30 days at the end of each calendar year or otherwise when bonuses are paid by the Company, unless you and Messrs. Viola and Cifu jointly agree to pay a portion of it in A-2 Profits Interests (as defined in the Limited Liability Company Agreement of Virtu Employee Holdco LLC), subject to the execution of additional documentation and other conditions, in each case consistent with the Company’s and its affiliates’ prior practices, and provided in each case that you are employed by the Company or any of its affiliates on the date that bonuses are paid by the Company for such year (subject to the termination provisions as provided herein).

You will also  receive as of your start date a grant (the “Grant”) of A-2 Profits Interests (as defined in the Limited Liability Company Agreement of Virtu Employee Holdco LLC) in an amount based on a deemed capital contribution of Six Million Dollars ($6,000,000) and based on the most recent valuation of Virtu Financial LLC (“Parent”) as of your start date, which interests shall vest in four equal installments on the first, second, third and fourth anniversaries of your start date, and which grant shall be subject to the execution of additional documentation and other conditions, in each case consistent with Parent’s prior practices.  The terms and conditions of the Grant are as set forth in the Notice of Issuance provided to you on the date hereof.

The Company or its affiliate shall cover the reasonable actual costs of your legal fees incurred in connection with your review and execution of this agreement and any related or ancillary documents, including but not limited to documents relating to the Grant, up to a maximum of Twenty Thousand Dollars ($20,000), which amounts may be reimbursed to your or paid directly to the service provider, in each case upon presentation of invoices.

In addition, after any applicable waiting period, you will be eligible for all employee benefits offered by the Company to employees in similar positions.  The Company retains the right to modify or change its benefits and compensation policy from time to time, as it deems necessary.  The Company also retains the right to assign your employment agreement to a Company affiliate in connection with a general assignment reallocation of employees to an affiliate, in each case having no materially adverse consequence to you or your employment.

At-Will Employment Agreement

Your employment with the Company is “at-will.”  Therefore, your employment relationship with the Company is for an unspecified duration and can be terminated at any time, with or without cause or notice, for any reason or no reason whatsoever, at the option of either Company or you, subject to the terms of this employment agreement.  This at-will employment relationship cannot be modified by any express or implied contract, either orally or in writing, except as described below.  The at-will relationship also cannot be modified by any Company policies, procedures or practices, nor by any subsequent promotions, increases in compensation, performance evaluations, or changes in job duties.  The at-will employment relationship will apply to each position you hold with the Company and can only be amended by an express written agreement signed by a Company officer explicitly stating that your employment is no longer at-will.

In the event that your employment with the Company and any of its affiliates is terminated without Cause prior to December 31, 2014, the Company shall provide you a severance package which shall provide for the payment of consideration in an aggregate amount equal to your total guaranteed compensation in respect of the years ending December 31, 2013 and December 31, 2014 (as described above) which has not yet been paid as of the termination date (such amount, the “Severance Amount”), subject to customary terms consistent with the Company’s past practices, including but not limited to your continued compliance in all material respects with the terms of this agreement and the Proprietary Agreement (as defined below) which continue in full force beyond the date of any termination of employment, including but not limited to your strict compliance with Section 2 of the Proprietary Agreement.  The Severance Amount shall be payable in cash in equal quarterly installments over the period ending on the third anniversary of your termination date, or on a schedule more favorable to you, as you and we may agree.  The Severance Amount is n addition to your rights and benefits upon termination of employment under the Company’s employee benefit plans and policies and the limited liability company agreements of Virtu Employee Holdco LLC and Virtu Financial LLC.

If prior to December 31, 2014, neither of Vincent J. Viola nor the undersigned, Douglas A. Cifu serves as Chairman, Chief Executive Officer or President of Virtu Financial LLC or any successor entity or IPO Entity (as defined in the limited liability company agreement of Virtu Financial LLC) (such occurrence, a “Viola and Cifu Exit”), you shall have the right to tender your resignation from the Company or any of its affiliates upon four weeks’ notice.  Upon receipt of such resignation the Company shall provide you a severance package which shall provide for the payment of consideration in an aggregate amount not less than the Severance Amount, subject to customary terms consistent with the Company’s past practices, including but not limited to your continued compliance in all material respects with the terms of this agreement and the Proprietary Agreement (as defined below) which continue in full force beyond the date of any termination of employment, including but not limited to your strict compliance with Section 2 of the Proprietary Agreement. The Severance Amount shall be payable in cash in equal quarterly installments over the period ending on the third anniversary of your termination date, or on a schedule more favorable to you, as you and we may agree.  The Severance Amount is in addition to your rights and benefits upon termination of employment under the Company’s employee benefit plans and policies and the limited liability company agreements of Virtu Employee Holdco LLC and Virtu Financial LLC.

The payments under this Agreement are intended to either be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) and this Agreement shall be interpreted to that end.

If any payment provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after your date of termination or, if earlier, your death (the “New Payment Date”).  The aggregate of any payments that otherwise would have been paid to you during the period between the date of termination and the New Payment Date shall be paid to you in a lump sum on such New Payment Date.  Thereafter, any payments that remain outstanding shall be paid without delay over the time period originally scheduled.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A.

If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

You agree to cooperate with the Company to effect a transfer of all applicable securities registrations to the Company and to become registered in such capacities as the Company may reasonably require from time to time for the performance of your duties hereunder, and upon your resignation or termination from the Company, the Company shall cooperate with you to transfer any and all such registrations to you or an applicable third party.

Company Policies

As an employee of the Company, you will be expected to abide by the Company’s rules, regulations, policies and practices.  In addition, as a condition of your employment, we will ask you to sign a Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement (the “Proprietary Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company.  You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three days after your employment begins.

Mutual Arbitration

You and the Company both knowingly and voluntarily agree to a pre-dispute arbitration clause so that should any controversy or dispute arise in connection with your employment, the cessation of your employment or the interpretation of this offer letter, you and the Company agree to arbitration any and all such claims at a site in New York, before a neutral member or representative of the American Arbitration Association or JAMS, as dictated by the underlying facts and circumstances giving rise to your claim(s).  Where no such forum is required by regulatory rules or directed by a court of competent jurisdiction, such forum shall be selected at the sole discretion of the Company.  In the course of any arbitration pursuant to this offer letter, you and the Company agree: (a) to request that a written award be issued by the arbitrator, and (b) that each side is entitled to receive any and all relief they would be entitled to receive in a court proceeding, except that you agree to waive any claim or right you may have for punitive or other indirect damages.  You and the Company knowingly and voluntarily agree to enter into this arbitration clause and to waive any rights that might otherwise exist to request a jury trial or other court proceeding, except that you agree that the Company has the right to seek injunctive or other equitable relief from a court to enforce Sections 2 and 4 of the Proprietary Agreement.  The  agreement between you and the Company to arbitrate disputes includes, but is not limited to, any claims of unlawful discrimination and/or unlawful harassment under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Civil Rights Laws, the New York Executive Law, the New York City Human Rights Law, or any other federal, state of local law relating to discrimination in employment and any claims relating to wage and hour claims and any other statutory or common law claims.

Verification of Resume and Job Application

You hereby certify that the information contained on your resume and on any documents or statements that you have provided to us is true and correct to the best of your knowledge and agree to have any of the statements checked by the Company unless you have indicated the contrary in writing.  You authorize the company to contact individuals concerning your previous employment and any other pertinent information that they may have.  Further, you release all parties and persons from any and all liability for any damages that may result from furnishing such information to the Company as well as from any use or disclosure of such information by the Company or any of its agents, employees, or representatives.  You understand that any misinterpretation, falsification, or material omission of information on this application may result in your failure to receive an offer or, if you are hired, your immediate dismissal from employment.

You also understand that all offers of employment are conditioned on the Company’s receipt of satisfactory responses to reference requests, the provision of satisfactory proof of your identity and legal authority to work in the United States, and completion of a satisfactory background check.

This letter and the Proprietary Invention Assignment, Noncompetition and Confidentiality Agreement, incorporated by reference herein, set forth the terms of your employment with the Company and supersede any and all prior and contemporaneous negotiations, representations, understandings and agreements, express or implied, whether written or oral, including but not limited to the employment letters and Proprietary Invention Assignment, Noncompetition and Confidentiality Agreements previously provided to you and dated as of July 25, 2013,  August 3, 2013, August 5, 2013 and August 6, 2013.  This letter may not be modified or amended, except by a written agreement signed by you and a Company officer.

To acknowledge acceptance of the terms above, please sign a copy of this letter and return via email to Justin Waldie at jwaldie@virtu.com.   If you have any questions regarding your employment here at Virtu Financial Operating LLC, please feel free to call me at (212) 418-0111.

Joe, we are excited about you joining our team.  We all look forward to working with you!

Very truly yours,

/s/ Douglas A. Cifu
Douglas A. Cifu
President & COO

AGREED TO AND ACCEPTED:

Signature:	/s/ Joseph A. Molluso

Print Name:	Joseph A. Molluso

Date:	August 7, 2013